FOR IMMEDIATE RELEASE

DUCKWALL-ALCO STORES ANNOUNCES
EXECUTIVE DEPARTURE

ABILENE, Kan. (July 15, 2010) – Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), today announced that Donny Johnson, Executive Vice President and Chief Financial Officer, has resigned effective August 13.

In addition to his role as CFO, Johnson – who joined the Company in August 2007 – served as interim Chief Executive Officer for several months in 2008.  He has resigned to accept a position with a privately held company near Tahlequah, Oklahoma.

Rich Wilson, Duckwall-ALCO’s President and Chief Executive Officer, commented, “Donny has made an exceptional contribution to the Company over the past three years. Our balance sheet is strong and our financial systems and processes are sound. We are sorry to see Donny go, but we recognize he and his family are eager to return to their home state of Oklahoma and to be closer to their family. We certainly wish him well.”

The Company is conducting a national search for a CFO with the financial and management skills to contribute to the senior management team, and hopes to announce Johnson’s replacement soon.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores, Inc. is a regional broad line retailer that specializes in meeting the needs of smaller, underserved communities across 23 states, primarily in the central United States. The Company offers an exceptional selection of quality products and recognized brand names at reasonable prices. Its specialty is delivering those products with the friendly, personal service its customers have come to expect. With 256 stores, Duckwall-ALCO Stores is proud to have continually provided excellent products at good value prices to its customers for 109 years. To learn more about Duckwall-ALCO Stores, Inc. visit www.ALCOstores.com.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments, and Company performance. Factors which could significantly change results include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition, and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s 10-Q filings and other public documents, copies of which are available from the Company on request and are available from the United States Securities and Exchange Commission.

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For more information, contact:
Donny R. Johnson
Executive Vice President - Chief Financial Officer
785-263-3350 X164
email: djohnson@ALCOstores.com
or
Debbie Hagen
Hagen and Partners
913-652-6547
email: dhagen@hagenandpartners.com